UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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General Electric Company
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Commencing on April 21, 2022, General Electric made available to shareholders the following communication in connection with its upcoming annual meeting of shareholders to be held on May 4, 2022.

As shareholders are considering their votes ahead of General Electric’s (GE) annual meeting on May 4, we wanted to highlight a few items related to ISS’s recent voting report. We were pleased to see ISS note GE’s significant engagement with investors in connection with our say-on-pay vote last year, and the recognition from ISS that the GE Board’s Management Development and Compensation Committee (MDCC) “demonstrated sufficient responsiveness” such that “an adverse recommendation for this year’s say-on-pay proposal is not warranted on this basis.” The Board has listened to and meaningfully responded to shareholders with the actions since last year’s vote.

For the benefit of investors, we want to address several points raised in the ISS report, as we believe ISS has failed to reflect all information that is relevant in assessing how to vote on this year’s say-on-pay proposal. Specifically:

•Free cash flow performance. The ISS report suggests that there was inadequate consideration or explanation about how the free cash flow* (FCF) metric that GE uses in its financial reporting was considered relative to performance targets using that metric in GE’s executive compensation program. As our shareholders know, free cash flow has been one of the most important financial metrics for GE and an important priority area for improvement. We have provided extensive disclosure and information in our financial reporting and during public investor conference calls about GE’s performance using the FCF metric, including an adjustment to reflect the one-time impact of the company’s decision to discontinue a majority of its factoring programs as announced in March 2021. The FCF metric used in the annual bonus program for 2021 is consistent with GE’s reporting of FCF throughout the year. Accordingly, pay under this annual bonus metric is well aligned with performance, as the achievement of above maximum level performance for FCF in 2021 reflects GE’s strong operational cash flow performance for the year.

•PSU metrics and design. The ISS report also states that the financial targets for the performance stock units (PSUs) granted to employees in 2021 have not been disclosed, and that the performance period for those PSUs was “shortened” to one year. This is factually incorrect. The financial targets for the 2021 PSUs were disclosed previously and are available at https://www.sec.gov/Archives/edgar/data/40545/000004054521000064/exhibit10b-march2021psugra.htm. In addition, the 2021 PSUs have a three-year performance period, consistent with GE’s PSUs granted in prior years. GE enhanced the PSUs for 2021 by adding performance targets based on GE-specific operating metrics, in addition to maintaining a three-year performance metric based on relative total shareholder return (TSR). The enhancement from the addition of one-year operating metrics is responsive to shareholder feedback and incentivizes and focuses management on these important financial priorities for the company.

We are engaging with ISS on these points, but we wanted to share GE’s perspective directly with our shareholders as well.

We appreciate the engagement and support of our shareholders, who we are confident will see the merit and responsiveness of GE’s actions and improvements to our executive compensation program over the past several years.

* Non-GAAP financial measure